As filed with the U.S. Securities and Exchange Commission on March 6, 2026.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Icon Energy Corp.
(Exact name of Registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	N/A (I.R.S. Employer Identification No.)

c/o Pavimar Shipping Co.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
+30 211 88 81 300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
+1 (302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeeho M. Lee, Esq.
O’Melveny & Myers LLP
1301 Avenue of the Americas, 17th Floor
New York, New York 10019
+1 (212) 326-2000 (telephone number)
Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This registration statement on Form F-1 (this “Registration Statement”) of Icon Energy Corp., a Marshall Islands corporation (the “Company”), is being filed with the U.S. Securities and Exchange Commission to register for resale common shares, par value $0.001 per share (“Common Shares”), of the Company issuable pursuant to the standby equity purchase agreement, dated as of August 27, 2025 (the “SEPA”), between the Company and YA II PN, Ltd., a Cayman Islands exempt limited company (“Yorkville”).
This Registration Statement registers for resale up to 9,811,933 Common Shares, consisting of (i) up to 9,739,547 Common Shares that may be issued to Yorkville pursuant to Advances under the SEPA and (ii) 72,386 Common Shares issued to Yorkville in satisfaction of the second half of the commitment fee under the SEPA.
As of the date hereof, we have issued 2,071,442 Common Shares to Yorkville, consisting of (i) 2,062,393 Common Shares pursuant to Advances under the SEPA for aggregate gross proceeds of $7,190,547 and (ii) 9,049 Common Shares issued to Yorkville in satisfaction of the first half of the commitment fee under the SEPA. Such shares have been registered for resale pursuant to a previously filed registration statement on Form F-1 (File No. 333-290206), which was declared effective by the Commission on September 22, 2025.
All share and per share amounts referenced in this Registration Statement give retroactive effect, for all periods presented, to the one-for-five reverse stock split of our Common Shares effected on January 8, 2026.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling security holder may sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 6, 2026
PRELIMINARY PROSPECTUS
Up to 9,811,933 Common Shares

Icon Energy Corp.
This prospectus relates to the offer and sale, from time to time, by YA II PN, Ltd., a Cayman Islands exempt limited company (“Yorkville” or the “Selling Shareholder”), of up to 9,811,933 common shares, par value $0.001 per share (“Common Shares”) of Icon Energy Corp. (the “Company”), consisting of (i) up to 9,739,547 Common Shares that may be issued to Yorkville pursuant to Advances (as defined below) under the standby equity purchase agreement (the “SEPA”), dated as of August 27, 2025 (the “Effective Date”), entered into by and between Yorkville and the Company and (ii) 72,386 Common Shares (the “Commitment Shares”) we have issued to Yorkville in lieu of cash for the payment of the second half of the Commitment Fee (as defined below). As of the date hereof, we have issued 2,071,442 Common Shares to Yorkville (the “Previously Sold SEPA Shares”), consisting of (i) 2,062,393 Common Shares pursuant to Advances under the SEPA for aggregate gross proceeds of $7,190,547 and (ii) 9,049 Common Shares issued to Yorkville in satisfaction of the first half of the Commitment Fee under the SEPA. The Previously Sold SEPA Shares have been registered for resale pursuant to a previously filed registration statement on Form F-1 (File No. 333-290206), which was declared effective by the Commission on September 22, 2025. See “Description of the Standby Equity Purchase Agreement” for a description of the SEPA and “Selling Shareholder” for additional information regarding Yorkville.
Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”). As of the date of this prospectus, we have utilized $7,190,547 of the Commitment Amount, leaving $12,809,453 of remaining capacity under the SEPA.
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
We will have the right to require Yorkville to subscribe for any Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA.
We may not have access to the full Commitment Amount available under the SEPA due to, among other things, the reasons noted above. See “Description of the Standby Equity Purchase Agreement” for more information regarding the SEPA.
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, upon the terms and subject to the conditions set forth in the SEPA, we have paid a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half of which was paid at execution of the SEPA, and the remaining half was paid at the 6-month anniversary of the execution of the SEPA. At each due date, we had the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. We have issued 81,435 Common Shares (including the Commitment Shares) to Yorkville in satisfaction of the Commitment Fee.
Our registration of the securities covered by this prospectus does not mean that the Selling Shareholder will offer or sell any of the Common Shares. The Selling Shareholder may offer, sell, or distribute all or a portion of its Common Shares publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholder pursuant to this prospectus. However, we may receive up to $12,809,453 in aggregate gross proceeds from sales of our Common Shares to the Selling Shareholder that we may, in our discretion, elect to make, from time to time pursuant to the SEPA, representing the remaining capacity under the SEPA after giving effect to $7,190,547 we have already received in aggregate gross proceeds as of date of this prospectus. The resale of our Common Shares being offered by the Selling Shareholder pursuant to this prospectus, or the perception that these sales could occur, could result in a decline in the public trading price of our Common Shares. We provide more information about how the Selling Shareholder may sell or otherwise dispose of the Common Shares in the section entitled “Plan of Distribution.” We will bear all costs, expenses, and fees in connection with the registration of the Common Shares offered hereby. The Selling Shareholder will bear all commissions and discounts, if any, attributable to its sales of the Common Shares offered hereby.
The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and any profits on the sales of Common Shares by the Selling Shareholder and any discounts, commissions, or concessions received by the Selling Shareholder are deemed to be underwriting discounts and commissions under the Securities Act.
We qualify as an “emerging growth company” as defined in the Securities Act and, as such, we may elect to comply with certain reduced reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
We have a multi-class capital structure consisting of Common Shares, Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”) and Series B Perpetual Preferred Shares (the “Series B Preferred Shares”). Our common shareholders are entitled to one vote for each Common Share held. Our Series A Preferred Shares have no voting rights, subject to limited exceptions, however each Series A Preferred Share has a stated amount of $1,000 per share, and each holder of Series A Preferred Shares has the right, subject to certain conditions, until July 15, 2032, to convert all (but not a portion) of the Series A Preferred Shares beneficially held by such holder into our Common Shares at the applicable conversion price then in effect. The issuance of additional Common Shares upon the potential conversion of our Series A Preferred Shares could dilute the interests of our common shareholders and affect the trading price for our Common Shares. Our Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up, however each Series B Preferred Share has the voting power of 1,000 Common Shares and counts for 1,000 votes for purposes of determining quorum at a meeting of shareholders, subject to certain adjustments to maintain a substantially identical voting interest in us following the occurrence of certain events. Except as otherwise required by law or provided by our Amended and Restated Articles of Incorporation and Statement of Designation for our Series B Preferred Shares, holders of our Series B Preferred Shares and holders of our Common Shares shall vote together as one class on all matters submitted to a vote of our shareholders. Please see the section of this prospectus entitled “Description of Capital Stock” for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares. Our Chairwoman and Chief Executive Officer, Mrs. Ismini Panagiotidi, is the sole holder of our Series A Preferred Shares and Series B Preferred Shares. The Series B Preferred Shares held by Mrs. Panagiotidi represent 99.9% of the aggregate voting power of our total issued and outstanding share capital as of the date hereof. Because Mrs. Panagiotidi beneficially owns the majority of our voting power, she has the ability to control us and our affairs, including, among other matters, the election of our board of directors and, as a result, the ability of our common shareholders to influence our corporate matters is limited.
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.” On March 5, 2026, the last reported sales price of our Common Shares on the Nasdaq Capital Market was $1.42.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 (the “Registration Statement”) that we filed with the U.S. Securities and Exchange Commission (the “Commission”). Under the Registration Statement, the Selling Shareholder may, from time to time offer and sell, up to an aggregate of 9,811,933 Common Shares, consisting of (i) up to 9,739,547 Common Shares that may be issued pursuant to Advances under the SEPA and (ii) the Commitment Shares. As of the date hereof, we have issued the Previously Sold SEPA Shares, which have been registered for resale pursuant to a previously filed registration statement on Form F-1 (File No. 333-290206), which was declared effective by the Commission on September 22, 2025.
This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the securities, you should refer to the Registration Statement, including its exhibits. This prospectus, together with the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. Before purchasing our Common Shares, you should carefully read this prospectus, together with the additional information described under the heading “Where You Can Find Additional Information” and “Information Incorporated by Reference.”
We have not authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus or in the documents incorporated by reference and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates. Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
We have not, and the Selling Shareholder has not, authorized any other person to provide you with additional, different or inconsistent information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We may not sell these securities until the Registration Statement is effective. We are not, and the Selling Shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus unless otherwise specified herein. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.
We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
Unless the context requires otherwise, all references in this prospectus to “Icon,” “Icon Energy,” the “Company,” “we,” “our,” and “us,” refer to Icon Energy Corp. We use the term deadweight tons (“dwt”) expressed in metric tons, each of which is equivalent to 1,000 kilograms, in describing the size of our vessels. Unless otherwise indicated, all references to “our fleet,” and “our vessels,” include right-of-use assets under finance leases. Unless otherwise indicated, all references to currency amounts in this prospectus are in U.S. dollars. We prepare our financial statements, including all of the financial statements included or incorporated by reference in this prospectus, in U.S. dollars and in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”).
All share and per share amounts references in this prospectus give retroactive effect, for all periods presented, to the one-for-five reverse stock split of our Common Shares effected on January 8, 2026 (the “Reverse Stock Split”).
ii

PROSPECTUS SUMMARY
This section summarizes material information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information that may be important to you. Before you decide to invest in our securities, you should read this entire prospectus carefully, including the “Risk Factors” section and the financial information in this prospectus, in the Annual Report on Form 20-F for the year ended December 31, 2025 filed on February 24, 2026 (the “Annual Report”) and incorporated by reference into this prospectus, and the other documents incorporated by reference into this prospectus, which are described under “Information Incorporated by Reference” before making an investment in our securities.
Our Company
We are a growth-oriented shipping company, providing worldwide seaborne transportation services for dry bulk cargoes via our fleet of oceangoing vessels. We generate our revenues by chartering our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. As of the date hereof, Icon’s fleet comprised of the following dry bulk vessels:

Vessel Name	Vessel Type	Year Built	Charter Type	Earliest Charter Expiration	Latest Charter Expiration
Alfa	Panamax	2006	Index-linked time charter	July 2026	Evergreen(1)
Bravo	Kamsarmax	2007	Index-linked time charter	June 2026	Evergreen(1)
Charlie	Ultramax	2020	Index-linked time charter(2)	April 2026	June 2026

(1)	The charter continues indefinitely, subject to 3 months’ termination notice by either party.
(2)	In addition to the daily hire rate, we are also entitled to receive part of the fuel cost savings to be realized by the charterer through the use of the vessel’s scrubber.
Chartering of Our Fleet
We charter our vessels to regional and international dry bulk operators, commodity traders and end users, primarily on time charters (either index-linked or fixed rate) or voyage charters, depending on market conditions, opportunities available to us, and other strategic and tactical considerations. Set forth below are brief descriptions of the main types of charters under which our vessels may be employed:
•
Time Charter. A time charter is a contract to charter a vessel for a predetermined period of time. Typically, under time charter arrangements, the charterer pays a charter hire in regular intervals based on a daily rate and will be responsible for substantially all voyage expenses, such as port dues, canal tolls and bunker fuel costs, and any other expenses related to the cargoes. The owner of the vessel remains responsible for vessel operating expenses, such as costs for crewing, provisions, stores, lubricants, insurance, maintenance, and repairs, as well as costs for drydocking and intermediate and special surveys.

•
Spot Voyage or Voyage Charter. A spot voyage or voyage charter is a contract to carry out a single voyage to transport an agreed quantity and type of cargo between certain ports or geographical regions. Typically, the charterer pays an agreed upon lumpsum amount, and the owner bears substantially all voyage expenses and vessel operating expenses.

When we charter a vessel, the charterer is generally free to trade such vessel worldwide or within broad geographical limits and, therefore, the disclosure of geographical information is impracticable. Also, our vessels serve the same type of customers, have similar operations and maintenance requirements, operate in the same regulatory environment, and are subject to similar economic characteristics. Therefore, we manage the business on a consolidated basis and use the net (loss)/income as reported on our consolidated financial statements to allocate resources, make operating decisions and assess performance, without discrete financial information for each market, charter type, customer, vessel or vessel type.
Management of our Company and our Fleet
Overall responsibility for the management of Icon rests with our Board of Directors. Our Board of Directors has organized the provision of management services through Pavimar, a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Greek Law 27 of

1975, controlled by our Chairwoman and Chief Executive Officer. Under the terms of the management agreement dated November 1, 2023, between us and Pavimar, which became effective on January 18, 2024, Pavimar provides us with vessel commercial and technical management services including, but not limited to, securing employment, post-fixture support, handling vessel sale and purchases, arranging and supervising crew, repairs and maintenance, insurance, provisions, bunkering, day to day vessel operations, and ancillary services. Pavimar operates on the same principles and draws upon the expertise of Pavimar S.A. a ship management company incorporated in the Republic of the Marshall Islands, with a branch office in Greece established under the provisions of Law 27 of 1975, also controlled by our Chairwoman and Chief Executive Officer, which provided us with similar services prior to January 18, 2024. Founded in 2014, Pavimar S.A. has successfully managed over 50 vessels across the dry bulk, tanker and container sectors, has built a reputation for reliability, and is well-established and regarded within the international shipping community.
Standby Equity Purchase Agreement
On August 27, 2025 (the “Effective Date”), we entered into the standby equity purchase agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited partnership (“Yorkville” or the “Selling Shareholder”). Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA, by delivering written notice to Yorkville (each, an “Advance Notice”). As of the date of this prospectus, we have utilized $7,190,547 of the Commitment Amount, leaving $12,809,453 of remaining capacity under the SEPA.
Pursuant to the terms of the SEPA, any Common Shares to be issued to Yorkville (the “Advance Shares”) will be priced at our election under (i) the first option (“Pricing Option 1”), at 96% of the Market Price during the period commencing upon our receipt of Yorkville’s written confirmation of receipt of the relevant Advance Notice and ending at 4:00 p.m. New York City time on the date of such Advance Notice (the “Option 1 Pricing Period”), subject to the Volume Threshold; or (ii) the second option (“Pricing Option 2”), at 97% of the lowest daily volume weighted average price (“VWAP”) during three consecutive trading days commencing on the trading day immediately following the date of such Advance Notice if received by 9:30 a.m. Eastern Time, or the next trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” and “Volume Threshold” have the meanings set forth in the SEPA. The SEPA includes a 4.99% beneficial ownership limitation (the “Beneficial Ownership Cap”).
We will have the right to require Yorkville to subscribe for Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA. Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, we have paid a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half at execution of the SEPA, and the remaining half at the 6-month anniversary of the execution of the SEPA. At each due date, we had the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. We have issued 81,435 Common Shares (including the Commitment Shares) to Yorkville in satisfaction of the Commitment Fee. See “Description of the Standby Equity Purchase Agreement” for more information regarding the SEPA.
Pursuant to the SEPA, we are required to register for resale the Common Shares eligible to be sold thereunder. We previously filed a registration statement on Form F-1 (File No. 333-290206), which was declared effective by the Commission on September 22, 2025. This Registration Statement registers additional Common Shares for resale under the existing SEPA. We shall not have the ability to request any further Advances under the SEPA until this Registration Statement is declared effective.
Corporate Information
Icon Energy Corp. is a holding company incorporated under the laws of the Republic of the Marshall Islands, pursuant to the Marshall Islands Business Corporations Act (the “BCA”), on August 30, 2023. Our principal executive offices are located at c/o Pavimar Shipping Co., 17th km National Road Athens-Lamia & Foinikos Str. 14564, Nea Kifissia, Athens, Greece and our telephone number is +30 211 88 81 300. Our website is www.icon-nrg.com. The Commission maintains a website that contains reports, proxy and information statements, and other information that we file electronically at http://www.sec.gov. The information contained on, or that can be accessed through, these websites does not constitute a part of, and is not incorporated by reference into, this prospectus.
Implications of Being a Foreign Private Issuer
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a “foreign private issuer” the rules governing the information that we disclose differ from those governing U.S. corporations pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are not required to file quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four days of their occurrence. In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchase and sales of our securities. Our exemption from the rules of Section 16 of the Exchange Act regarding sales of common stock by insiders means that you will have less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act. Moreover, we are exempt from the proxy rules, and proxy statements that we distribute will not be subject to review by the Commission. Accordingly, there may be less publicly available information concerning us than there is for other U.S. public companies that are not foreign private issuers. These factors could make our Common Shares less attractive to some investors or otherwise harm our share price.
As a foreign private issuer, the Company is permitted to follow certain corporate governance rules of its home country in lieu of the corporate governance rules of the Nasdaq Stock Market (“Nasdaq”). The Company’s corporate governance practices deviate from Nasdaq’s corporate governance rules in the following ways:
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In lieu of obtaining shareholder approval prior to the issuance of designated securities or the adoption of equity compensation plans or material amendments to such equity compensation plans, we will comply with provisions of the BCA. In particular, pursuant the BCA, our Board of Directors has the power to issue the number of shares stated in our articles of incorporation, such that our Board of Directors is the regulatory body by Marshall Islands law vested with the authority to approve share issuances and adoptions of, and material amendments to, equity compensation plans, unless otherwise stipulated in our organizational documents and as long as pre-existing shareholders’ rights are not impaired with such amendments. Likewise, in lieu of obtaining shareholder approval prior to the issuance of securities in certain circumstances, consistent with the BCA and our Amended and Restated Articles of Incorporation, as amended, and Amended and Restated Bylaws, the Board of Directors approves certain share issuances.

•	The Company’s Board of Directors is not required to have an Audit Committee comprised of at least three members. Our Audit Committee is comprised of two members.
•	The Company’s Board of Directors is not required to meet regularly in executive sessions without management present.
•
As a foreign private issuer, we are not required to solicit proxies or provide proxy statements to Nasdaq pursuant to Nasdaq corporate governance rules or Marshall Islands law. Consistent with Marshall Islands law and as provided in our Amended and Restated Bylaws, we will notify our shareholders of meetings between 15 and 60 days before the meeting. This notification will contain, among other things, information regarding business to be transacted at the meeting.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:
•
exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal controls over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”);

•	exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies; and
•
exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and financial statements.

We may take advantage of these provisions until the end of the fiscal year following the fifth anniversary of our initial public offering or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company if we have more than $1.235 billion in “total annual gross revenues” during the most recently completed fiscal year, or we have issued more than $1 billion in non-convertible debt in the past three years, or we become a “large accelerated filer”. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.
We are choosing to take advantage of these reduced burdens, save for the exemption from new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies. We are choosing to “opt out” of such extended transition period and will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth public companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

THE OFFERING
Issuer
Icon Energy Corp.
Securities offered by the Selling Shareholder
Up to 9,811,933 Common Shares, based on an assumed purchase price of $1.37 per Common Share (which is the average of the high and low price of our Common Shares on the Nasdaq Capital Market on March 5, 2026), consisting of (i) up to 9,739,547 Common Shares that may be issued pursuant to Advances under the SEPA and (ii) the Commitment Shares.
Common Shares outstanding immediately prior to this offering
3,214,069 Common Shares, including the Previously Sold SEPA Shares and the Commitment Shares.
Common Shares outstanding after this offering
12,953,616 Common Shares, after giving effect to the issuance of up to 9,739,547 Common Shares that may be issued pursuant to Advances under the SEPA. The actual number of Common Shares issued will vary depending on the purchase prices under the SEPA.
Use of proceeds
All of the Common Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.
We may receive up to $12,809,453 in aggregate gross proceeds from sales of Advance Shares, representing the remaining capacity under the SEPA after giving effect to $7,190,547 we have already received in aggregate gross proceeds as of date of this prospectus. However, we are unable to estimate the actual amount of proceeds that we may receive in the future, as it will depend on the number of Common Shares that we choose to sell, our ability to meet the conditions to purchases set forth in the SEPA, market conditions and the price of our Common Shares, among other factors. Any proceeds that we receive from sales of Advance Shares under the SEPA will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments and fleet renewal or expansion. See “Use of Proceeds.”
We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”
Listing
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.”
Dividend Policy
The declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We do not currently have a written dividend policy and if the Board determines to declare dividends, the timing and amount of such dividends, if any, will depend on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, the overall market conditions, restrictions in our loan agreements or other financing arrangements, claims or other actions by third parties, including creditors, and the laws of the Republic of the Marshall Islands (where we and all of our subsidiaries are incorporated), and the laws of the countries where future subsidiaries may be incorporated.
In addition, our ability to pay dividends to holders of our Common Shares is subject to the rights of holders of our Series A Preferred Shares, which rank prior to our Common Shares with respect to dividends, distributions, and payments upon liquidation. Under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods.
We cannot assure you that we will declare or pay any dividends in the future. See “Dividend Policy.”
Risk Factors
An investment in our securities involves substantial risks. You should read this prospectus carefully, including the section entitled “Risk Factors” and the financial statements and the related notes to those statements in the documents incorporated by reference before investing in our securities.
As of the date hereof, we had 3,214,069 Common Shares outstanding, including the Previously Sold SEPA Shares and the Commitment Shares. The total number of outstanding Common Shares excludes up to:
•
8,356,548 Common Shares issuable upon the hypothetical conversion of the Series A Preferred Shares, as of January 20, 2026 using the VWAP for the five-day period ended January 16, 2026 (being the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of the hypothetical notice of conversion);

•	400 Common Shares issuable upon exercise of the First Representative’s Warrant;
•	2,290 Common Shares issuable upon exercise of the Placement Agent’s Warrant;
•	10 Common Shares issuable upon exercise of the Class A Warrants; and
•
any additional Common Shares that may be sold by us pursuant to (i) the SEPA, (ii) the at the market offering agreement dated February 4, 2026 between us and Maxim Group LLC as our sales agent, relating to Common Shares, or (iii) any other future equity capital raise.

To the extent that additional Common Shares are issued pursuant to the foregoing, investors purchasing Common Shares from Yorkville will experience further dilution. In addition, the Series A Preferred Shares, the First Representative’s Warrant, the Placement Agent’s Warrant and the Class A Warrants, contain anti-dilution provisions, which, depending on the nature and price of any equity issuances by us, could increase the number of Common Shares issuable upon the conversion or exercise of such securities. See “Description of Capital Stock.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, you should carefully consider the following risks, as well as the risks and other information contained in our Annual Report and in other documents we file with the Commission, including our historical financial statements and related notes thereto, before you decide to purchase our securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, results of operations or financial condition which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our securities. Please see the section of this prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” Please also see sections of this prospectus entitled “Where You Can Find Additional Information” and “Information Incorporated by Reference” for more information.
Risks Relating to Our Securities and this Offering
It is not possible to predict the actual number of Common Shares we will sell under the SEPA to Yorkville, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the SEPA with Yorkville.
On August 27, 2025, we entered into the SEPA with Yorkville, pursuant to which Yorkville has committed to purchase up to $20,000,000 in Common Shares, subject to certain limitations and conditions set forth in the SEPA. As of the date of this prospectus, we have utilized $7,190,547 of the Commitment Amount, leaving $12,809,453 of remaining capacity under the SEPA. The Common Shares that may be issued under the SEPA may be sold by us to Yorkville at our discretion from time to time during the Commitment Period. We generally have the right to control the timing and amount of any sales of the Common Shares to Yorkville under the SEPA, subject to the Maximum Advance Amount (as defined below) for each Advance Notice pursuant to the SEPA. Sales of the Common Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to Yorkville all, some or none of the Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.
Because the purchase price per share to be paid by Yorkville for the Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Common Shares during the applicable period, it is not possible for us to predict the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.
If we desire to issue and sell to Yorkville under the SEPA a number of Common Shares in excess of the securities being registered for resale under this prospectus, and the Beneficial Ownership Cap and other limitations in the SEPA would allow us to do so, we would need to file with the Commission one or more additional registration statements to register additional Common Shares under the Securities Act for the resale by Yorkville, and the Commission would have to declare such registration statement or statements effective before we could sell additional Common Shares.
Limitations in the SEPA, including the Beneficial Ownership Cap and restrictions related to the Volume Threshold, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds. Moreover, even if we elect to sell to Yorkville all of the shares being registered for resale under this prospectus, depending on the market prices of the Common Shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the Commitment Amount under the SEPA, which could materially adversely affect our liquidity.
Investors who buy Common Shares at different times will likely pay different prices.
Pursuant to the SEPA, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Yorkville. If and when we do elect to sell Common Shares to Yorkville pursuant to the SEPA, Yorkville may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Shares from Yorkville in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the Common Shares they purchase from Yorkville as a result of future sales made by us to Yorkville at prices lower than the prices such investors paid for their Common Shares.

The sale of a substantial amount of our Common Shares, including resale of the Common Shares held by the Selling Shareholder, in the public market could adversely affect the prevailing market price of our Common Shares.
We are registering for resale up to 9,811,933 Common Shares, consisting of (i) up to 9,739,547 Common Shares that may be issued pursuant to Advances under the SEPA and (ii) the Commitment Shares, subject to the restrictions and satisfaction of the conditions in the SEPA, if and when we determine to sell Common Shares to Yorkville pursuant to Advances under the SEPA.
Sales of substantial amounts of our Common Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Shares. We cannot predict if and when the Selling Shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional Common Shares or other equity or debt securities convertible into Common Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.
Since we have broad discretion in how we use the proceeds from the SEPA, we may use the proceeds in ways with which you disagree.
Our management will have significant flexibility in applying the proceeds that we will receive from those purchases by Yorkville under the SEPA, if any. You will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, operating results and cash flow.
Future issuances of additional Common Shares, including as a result of an optional conversion of Series A Preferred Shares or future sales under the standby equity purchase agreement (“SEPA”) or our at-the-market offering agreement (the “ATM Agreement”), or the potential for such issuances, may adversely impact the price of our Common Shares and could impair our ability to raise capital through equity offerings. Shareholders may experience significant dilution as a result of any such issuances.
We have an authorized share capital of 750,000,000 Common Shares that we may issue without further shareholder approval. In order to raise additional capital and as part of our business strategy, including funding the expansion of our fleet and supporting our further growth plans, or in connection with equity awards, strategic transactions or otherwise, we may in the future offer additional Common Shares, preferred shares, or other securities convertible into or exchangeable for our Common Shares, including convertible debt or warrants. As part of our business strategy, we may rely in part on issuances of equity or preferred securities, which may carry voting rights and/or may be convertible into Common Shares. We may issue such securities in private placements, including to related parties, or in registered offerings.
In addition, each holder of Series A Preferred Shares has the right, subject to certain conditions, at any time commencing on July 16, 2025 and until July 15, 2032, to convert all (but not a portion) of the Series A Preferred Shares beneficially held by such holder into our Common Shares at a price per share equal to the lower of (i) $1,200 per Common Share, subject to certain anti-dilution adjustments (i.e. in the event of capital reorganization, merger, stock dividend or other distribution of the Company’s assets, stock split or combination) (the “Pre-Determined Price”) and (ii) the VWAP of our Common Shares over the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of written notice of the conversion. The Pre-Determined Price is also subject to adjustments in the event of an issuance of equity securities at a deemed price per share lower than the Pre-Determined Price then in effect. In such event, the Pre-Determined Price shall be reduced to an amount equal to the effective price of such issuance of equity securities. The exercise price for each of our outstanding warrants is also subject to certain anti-dilution adjustments in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. The holder of the Series A Preferred Shares has deemed any shares sold under the public offering we completed on January 24, 2025 (the “January 2025 Offering”), SEPA and ATM Agreement to be “Excluded Shares” as defined in the terms of the Series A Preferred Shares and, therefore, all potential adjustments to the Pre-Determined Price as a result of the sale and issuance of Common Shares, including upon exercise of warrants, pursuant to the January 2025 Offering, SEPA and ATM Agreement have been waived. Adjustments to the exercise price of our outstanding warrants or to the conversion price of our Series A Preferred Shares could result in a corresponding increase in the number of Common Shares these instruments are exercisable or convertible into. The issuance of additional Common Shares (including upon the conversion, exercise, or exchange of other of our securities), preferred shares or other securities could adversely impact the trading price of our Common Shares.

In addition, we also may issue Common Shares under the SEPA with Yorkville, of which approximately up to $12.8 million capacity is available for issuance as of the date hereof. The number of Common Shares we may sell to Yorkville, the timing of any such sales and the gross proceeds we may receive are uncertain and depend on market conditions and the terms and limitations in the SEPA. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold to Yorkville, and Yorkville may resell all, some or none of such shares at different times and at different prices. Because the purchase price per share under the SEPA is based on the market price during the applicable measurement period, any sales may occur at prices below the then-current trading price of our Common Shares. Sales by us to Yorkville, and resales by Yorkville into the market, could result in additional dilution to existing shareholders, increase the supply of our Common Shares available for sale and place downward pressure on the trading price of our Common Shares.
We may also issue Common Shares under the ATM Agreement with Maxim Group LLC, of which approximately up to $2.2 million capacity is available for issuance as of the date hereof. We will have discretion, subject to market demand, to vary the timing, prices and numbers of shares sold. Such sales could also result in additional dilution to existing shareholders, increase the supply of our Common Shares available for sale and place downward pressure on the trading price of our Common Shares.
We cannot assure you at what price the offering of our shares in the future, if any, will be made but they may be offered and sold at a price significantly below the current trading price of our Common Shares or the acquisition price of Common Shares by shareholders and may be at a discount to the trading price of our Common Shares at the time of such sale. Purchasers of the Common Shares we sell, as well as our existing shareholders, will experience significant dilution if we sell shares at prices significantly below the price at which they invested, and investors purchasing shares or other securities in the future could have rights that are superior to existing shareholders.
Nasdaq may delist our Common Shares from its exchange which could limit your ability to make transactions in our securities and subject us to additional trading restrictions. Further, there is no guarantee of a continuing public market to resell our Common Shares.
Under the Nasdaq Listing Rules, we must maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Capital Market. On March 7, 2025, we received a notification from Nasdaq indicating that the closing bid price of the Company’s Common Shares was below the minimum $1.00 per share bid price requirement (the “Minimum Bid Price Requirement”) for continued listing on the Nasdaq Capital Market for 30 consecutive business days and were provided with 180 calendar days to regain compliance with it, and on April 1, 2025 we effected a one-for-forty reverse stock split of our Common Shares in order to regain compliance with the Minimum Bid Price Requirement. On January 8, 2026, we effected a further one-for-five reverse stock split of our Common Shares. Although we were in compliance with the Minimum Bid Price Requirement at the time, we believed that a reverse stock split would enhance the Company’s appeal to a broader investor base and ensure our continued compliance with Nasdaq Capital Market listing standards. However, the stock price of our Common Shares is volatile and we cannot assure you that our Common Shares will continue to be in compliance with the Minimum Bid Price Requirement or that we will be able to effect additional reverse stock splits. A continued decline in the closing price of our Common Shares on Nasdaq could result in suspension or delisting procedures in respect of our Common Shares.
Further, Nasdaq has proposed amending the Nasdaq Listing Rules to require companies to maintain a minimum market value of listed securities (“MVLS”) of $5 million. Specifically, if a company fails to have a MVLS of at least $5 million for 30 consecutive business days, it will be subject to immediate suspension and delisting without a compliance period. These rules could take effect as early as March 2026 and unless our MVLS exceeds $5 million, we will become subject to these rules. Based on the number of our Common Shares outstanding as of the date of this prospectus, and their price on the Nasdaq Capital Market on March 5, 2026, our MVLS is approximately $4.6 million. Although we will continue to evaluate options to ensure we maintain a minimum MVLS of $5 million, there can be no guarantee that such measures will be successful.
If our Common Shares are suspended or delisted, it would likely have an adverse effect on the liquidity of our Common Shares, decrease the market price of our Common Shares, result in the potential loss of confidence by investors, suppliers, customers, and employees, result in fewer business development opportunities, and adversely affect our ability to obtain financing for our continuing operations.
Additionally, there is no guarantee of a continuing public market to resell our Common Shares. We cannot assure you that an active and liquid public market for our Common Shares will continue.

Our share price may be highly volatile and, as a result, investors in our Common Shares could incur substantial losses.
Our share price has recently been volatile and may continue to be volatile in the future. The stock market in general, and the market for shipping companies in particular, have experienced extreme volatility that has often been unrelated or disproportionate to the operating performance of particular companies. As a result of this volatility, investors may experience rapid and substantial losses on their investment in our Common Shares that are unrelated to our operating performance. Our share price may exhibit similar volatility, which may cause our Common Shares to trade above or below what we believe to be their fundamental value.
Market volatility and trading patterns may create several risks for investors, including but not limited to the following:
•	the market price of our Common Shares may experience rapid and substantial increases or decreases unrelated to our operating performance or prospects, or macro or industry fundamentals;
•
to the extent volatility in our Common Shares is caused by a “short squeeze” in which coordinated trading activity causes a spike in the market price of our Common Shares as traders with a short position make market purchases to avoid or to mitigate potential losses, investors may purchase Common Shares at inflated prices unrelated to our financial performance or prospects, and may thereafter suffer substantial losses as prices decline once the level of short-covering purchases has abated; and

•
if the market price of our Common Shares declines, you may be unable to resell your shares at or above the price at which you acquired them. We cannot assure you that the price of our Common Shares will not fluctuate, increase or decline significantly in the future, in which case you could incur substantial losses.

We may incur rapid and substantial increases or decreases in our share price in the foreseeable future that may not coincide in timing with the disclosure of news or developments by or affecting us. Accordingly, the market price of our Common Shares may decline or fluctuate rapidly, regardless of any developments in our business. Overall, there are various factors, many of which are beyond our control, that could negatively affect the market price of our Common Shares or result in fluctuations in the price or trading volume of our Common Shares, which include but are not limited to:
•	investor reaction to our business strategy;
•
the sentiment of the significant number of retail investors whom we believe, will hold our Common Shares, in part due to direct access by retail investors to broadly available trading platforms, and whose investment thesis may be influenced by views expressed on financial trading and other social media sites and online forums;

•	the amount and status of short interest in our Common Shares, access to margin debt, trading in options and other derivatives on our Common Shares and any related hedging and other trading factors;
•	our continued compliance with the listing standards of the Nasdaq Capital Market and any action we may take to maintain such compliance, such as a reverse stock split;
•	regulatory or legal developments in the United States and other countries, especially changes in laws or regulations applicable to our industry;
•	variations in our financial results or those of companies that are perceived to be similar to us;
•	our ability or inability to raise additional capital and the terms on which we raise it;
•	our dividend strategy;
•	our continued compliance with any debt covenants;
•	variations in the value of our fleet;
•	declines in the market prices of shares generally;
•	trading volume of our Common Shares;
•	sales of our Common Shares by us or our shareholders;
•	speculation in the press or investment community about our Company, our industry or our securities;

•	general economic, industry and market conditions; and
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other events or factors, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations or result in political or economic instability.

Some companies that have experienced volatility in the market price of their Common Shares have been subject to securities class-action litigation. If instituted against us, such litigation could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, operating results and growth prospects. There can be no guarantee that the price of our Common Shares will not decline or that future sales of our Common Shares will not be at prices lower than those initially distributed or sold to investors.
A possible “short squeeze” due to a sudden increase in demand of our Common Shares that largely exceeds supply may lead to further price volatility in our Common Shares.
Investors may purchase our Common Shares to hedge existing exposure in our Common Shares or to speculate on the price of our Common Shares. Speculation on the price of our Common Shares may involve long and short exposures. To the extent aggregate short exposure exceeds the number of Common Shares available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our Common Shares for delivery to lenders of our Common Shares. Those repurchases may, in turn, dramatically increase the price of our Common Shares until investors with short exposure are able to purchase additional Common Shares to cover their short position. This is often referred to as a “short squeeze.” Following such a short squeeze, once investors purchase the shares necessary to cover their short position, the price of our Common Shares may rapidly decline. A short squeeze could lead to volatile price movements in our shares that are not directly correlated to our performance or prospects.
If we do not have sufficient cash to pay dividends on our Series A Cumulative Convertible Perpetual Preferred Shares (the “Series A Preferred Shares”) when due, we may suffer adverse consequences.
The holders of Series A Preferred Shares are entitled to receive biannual dividends, on each June 30 and December 31, payable in cash or in kind (in the form of additional Series A Preferred Shares) or in a combination thereof, at our option, accruing at the applicable dividend rate per annum on the stated amount of $1,000 per Series A Preferred Share and on any unpaid accrued dividends. Dividends on Series A Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, however, such dividends are payable only when, as, and if declared by our Board of Directors. In each event of non-payment or payment in kind, the dividend rate then in effect shall increase by a factor of 1.33 (“Non-payment Rate Adjustment”) or 1.30 (“PIK Rate Adjustment”), respectively, from the day of such event onwards. On the day a previous non-payment is rectified by payment in cash, the relevant Non-payment Rate Adjustment will cease to apply. If the previous non-payment is rectified by payment in kind, the relevant Non-payment Rate Adjustment will cease to apply and the PIK Rate Adjustment will be permanently applied instead. Partial non-payments, payments in kind or rectifications of previous non-payments, will be treated proportionally.
We did not declare or pay dividends on the Series A Preferred Shares during 2024. On June 30, 2025, and December 31, 2025, we issued 2,249 and 1,705 Series A Preferred Shares, respectively, as payment-in-kind for the dividends that had accrued up to such dates. Following such payments-in-kind, the dividend rate for our Series A Preferred Shares increased to 25.7%. If we elect to pay future dividends on our Series A Preferred Shares in kind instead of in cash, then the issuance of additional Series A Preferred Shares would, if converted into Common Shares, result in dilution to our existing shareholders and in a further increase in the above dividend rate. In addition, a failure to pay dividends on our Series A Preferred Shares when due will adversely affect our ability to utilize shelf registration statements to sell our securities, which may be an important fund-raising avenue for us in the future. Also, under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods. Therefore, a failure to pay dividends on our Series A Preferred Shares when due will adversely affect our ability to pay cash dividends on our Common Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions, or strategies regarding the future and other statements that are other than statements of historical fact. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Without limiting the generality of the foregoing, all statements in this prospectus concerning or relating to estimated and projected earnings, margins, costs, expenses, expenditures, cash flows, growth rates, future financial results, liquidity and our ability to raise funds are forward-looking statements. In addition, we, through our senior management, from time to time may make forward-looking public statements concerning our expected future operations and performance and other developments.
The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records, and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs, or projections. As a result, you are cautioned not to rely on any forward-looking statements.
Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully in the section entitled “Risk Factors.” Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include among other things:
•
changes in general dry bulk market conditions, including fluctuations in charter hire rates, vessel values, vessel supply, demand for vessels, and supply of or demand for dry bulk commodities, including dry bulk commodities carried by sea, generally or in particular regions;

•	changes in seaborne and other transportation patterns;
•
delays or defaults by shipyards in the construction of new buildings in the dry bulk industry, defaults in constructions, or delays, cancelations, or non-completion of deliveries of any vessels we may agree to acquire;

•	changes in the useful lives and/or the value of our vessels and the related impact on our compliance with the covenants under our financing arrangements;
•	the aging of our fleet and increases in operating costs;
•	changes in our ability to complete future, pending, or recent acquisitions or dispositions;
•	our ability to achieve successful utilization of our fleet;
•
changes to our financial condition and liquidity, including our ability to pay amounts that we owe and obtain additional financing to fund capital expenditures, acquisitions, and other general corporate activities;

•	risks related to our business strategy, areas of possible expansion, or expected capital spending or operating expenses;
•	changes in our ability to leverage the relationships and reputation in the dry bulk shipping industry of Pavimar Shipping Co., the commercial and technical manager of our vessels;
•	changes in the availability of crew, number of off-hire days, classification survey requirements, and insurance costs for the vessels in our fleet;
•	changes in our relationships with our counterparties, including the failure of any of our counterparties to fulfill their obligations;

•	loss of our customers, charters, or vessels;
•	damage to our vessels;
•	potential liability from future incidents involving our vessels and litigation;
•	our future operating or financial results;
•	changes in and the effects of interest or inflation rates and worldwide inflationary pressures;
•	acts of terrorism, war, piracy, and other hostilities;
•	public health threats, pandemics, epidemics, other disease outbreaks, and governmental responses thereto;
•
changes in global and regional economic and political conditions, including the provision or removal of economic stimulus measures meant to counteract the effects of sudden market disruptions due to financial, economic, or health crises;

•	changes in tariffs or other restrictions imposed on foreign imports by the U.S. and related countermeasures taken by impacted foreign countries;
•	general domestic and international political conditions or events, including trade wars, acts of hostility or potential, threatened, or ongoing war;
•	inherent operational risks, natural disasters, weather damage, seasonal fluctuations, and inspection procedures of the dry bulk industry;
•	changes in governmental rules and regulations or actions taken by regulatory authorities, including changes to environmental regulations, particularly with respect to the dry bulk shipping industry;
•	our ability to continue as a going concern; and
•	other factors discussed in the section entitled “Risk Factors” and other important factors described from time to time in the reports we file with the Commission.
Should one or more of the foregoing risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects, on us. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements.
We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable laws. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

USE OF PROCEEDS
All of the Common Shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any proceeds from the sale of Common Shares by the Selling Shareholder.
We may receive up to $12,809,453 in aggregate gross proceeds from sales of Advance Shares, representing the remaining capacity under the SEPA after giving effect to $7,190,547 we have already received in aggregate gross proceeds as of date of this prospectus. However, we are unable to estimate the actual amount of proceeds that we may receive in the future, as it will depend on the number of Common Shares that we choose to sell, our ability to meet the conditions to purchases set forth in the SEPA, market conditions and the price of our Common Shares, among other factors. Any proceeds that we receive from sales of Advance Shares under the SEPA will be used for general corporate purposes, which may include, among other things, funding for working capital needs, debt repayments, and fleet renewal or expansion. At this time, we have not specifically identified any vessels to acquire, nor have we identified a material single use for which we intend to use the net proceeds, and, accordingly, we are not able to allocate the net proceeds among any of these potential uses in light of the variety of factors that will impact how such net proceeds are ultimately utilized by us. The foregoing represents our current intentions with respect to the use of the net proceeds from the SEPA based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds. The occurrence of unforeseen events or changed business conditions could result in the application of the net proceeds from the SEPA in a manner other than as described above.
The Selling Shareholder will pay any underwriting fees, discounts and commissions and expenses incurred by the Selling Shareholder for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholder in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

CAPITALIZATION
The following table sets forth our total cash and capitalization as of December 31, 2025:
•	on actual basis;
•
on as adjusted basis, giving effect to (i) the issuance of 1,816,493 Common Shares pursuant to the SEPA between January 1, 2026 and up to the date hereof, resulting in aggregate net proceeds of $5.8 million and net gain on issuance of $1.0 million, (ii) the issuance of the Commitment Shares, (iii) the issuance of 633,213 Common Shares pursuant to the ATM Agreement, resulting in aggregate net proceeds of $1.1 million, and (iii) debt repayments between January 1, 2025 and up to the date hereof in an aggregate amount of $0.2 million; and

•
on as further adjusted basis, giving effect to the issuance of up to 9,739,547 Common Shares to the Selling Shareholder pursuant to Advances under the SEPA, resulting in aggregate net proceeds of $12.7 million based on an assumed price of $1.37 per Common Share (which is the average of the high and low price of our Common Shares on the Nasdaq Capital Market on March 5, 2026) and assuming receipt of the full remaining capacity under the SEPA.

(In Thousands of U.S. Dollars, except share data)	ACTUAL	AS ADJUSTED	AS FURTHER ADJUSTED(1)
Total cash, cash equivalents and restricted cash	$4,580	$11,264	$23,993
Total long-term debt	34,942	34,756	34,756
Shareholders’ equity:
Common shares-authorized 750,000,000 shares with $0.001 par value, 691,977 shares issued and outstanding on actual basis, 3,214,069 shares issued and outstanding on as adjusted basis, and 12,953,616 shares issued and outstanding on as further adjusted basis	1	3	13
Series A Preferred Shares-authorized 1,500,000 shares with $0.001 par value, 18,954 shares issued and outstanding on actual, as adjusted, and as further adjusted basis	—	—	—
Series B Preferred Shares-authorized 1,500,000 shares with $0.001 par value, 1,500,000 shares issued and outstanding on actual and as adjusted basis	2	2	2
Series C Participating Preferred Shares-authorized 1,500,000 shares with $0.001 par value, no shares issued and outstanding on actual, as adjusted, and as further adjusted basis	—	—	—
Additional paid-in capital	25,444	32,311	45,030
(Accumulated Deficit)	(4,069)	(3,046)	(3,046)
Total shareholders’ equity	21,378	29,270	41,999
Total capitalization (including long-term debt)	$56,320	$64,026	$76,755

(1)
The “as further adjusted” information is illustrative only. Because the purchase price per share to be paid by Yorkville for the Common Shares that we may elect to sell to Yorkville under the SEPA, if any, will fluctuate based on the market prices of the Common Shares during the applicable period, it is not possible for us to predict the number of Common Shares that we will sell to Yorkville under the SEPA, the purchase price per share that Yorkville will pay for Common Shares purchased from us under the SEPA, or the aggregate gross proceeds that we will receive from those purchases by Yorkville under the SEPA, if any.

DIVIDEND POLICY
We may declare and pay dividends in cash, stock or other property on our outstanding shares, except when we are insolvent, would thereby be made insolvent, or when the declaration or payment would be contrary to any restrictions contained in our Amended and Restated Articles of Incorporation. Dividends may be declared and paid out of surplus only; but when there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and the preceding fiscal year. Under the authority granted to the Board of Directors pursuant to the BCA, the Board of Directors is entrusted with the management of our business of and as such the declaration and payment of dividends is subject at all times to the discretion of our Board of Directors. We do not currently have a written dividend policy and if the Board determines to declare dividends, the timing and amount of such dividends, if any, will depend on, among other things, our earnings, financial condition, cash requirements and availability, fleet renewal and expansion plans, the overall market conditions, restrictions in our loan agreements or other financing arrangements, claims or other actions by third parties, including creditors, and the laws of the Republic of the Marshall Islands.
Furthermore, we are a holding company and our subsidiaries conduct all of our operations and own (or lease) our operating assets, the vessels. We have no material assets other than cash and equity interests in those subsidiaries. We expect any vessel we may acquire (or lease) in the future to be owned (or leased) by subsidiaries that will be directly or indirectly owned by us. As a result, our ability to make dividend payments, if any, also subject to our subsidiaries’ ability to distribute funds to us, which depends on, among other things, its earnings, financial condition, cash requirements and availability, restrictions in loan agreements or other financing arrangements, claims or other actions by third parties, including creditors, and the laws of its country of incorporation. All of our current subsidiaries are incorporated in the Republic of the Marshall Islands. Marshall Islands law generally prohibits the payment of dividends (i) other than from surplus (which is essentially retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or (ii) when a company is insolvent or (iii) if the payment of the dividend would render the company insolvent.
We cannot assure you that we will declare or pay any dividends in the future.
Any dividends paid by us will be income to a United States shareholder. Please see “Material Income Tax Considerations” for additional information relating to the United States federal income tax treatment of our dividend payments, if any are declared in the future.
Dividends on Common Shares
In addition to the above, our ability to pay dividends to holders of our Common Shares is subject to the rights of holders of our Series A Preferred Shares, which rank prior to our Common Shares with respect to dividends, distributions, and payments upon liquidation. Under the terms of the Statement of Designation, as amended and restated, with respect to our Series A Preferred Shares, no cash dividend may be paid on our Common Shares unless full cumulative dividends have been, or contemporaneously are being, paid or provided for on all outstanding Series A Preferred Shares for all prior and then-ending dividend periods.
Since our initial public offering and up to the date hereof, we have declared the following dividends per Common Share in respect of the periods set forth below:
•	On May 30, 2025, we paid a cash dividend of $0.35 per Common Share, or $152,966 in aggregate
•	On December 27, 2024, we paid a cash dividend of $17 per Common Share, or $123,250 in aggregate
•	On September 30, 2024, we paid a cash dividend of $16 per Common Share, or $116,000 in aggregate
The holders of our Series A Preferred Shares do not have the right to participate, on an as-converted basis or otherwise, in regular cash dividends declared and paid on our Common Shares. Accordingly, the holders of our Series A Preferred Shares did not participate, on an as-converted basis or otherwise, in the cash dividends on our Common Shares paid since our initial public offering. The sole holder of our Series A Preferred Shares has consented to the payment of such dividends on our Common Shares.
Dividends on Preferred Shares
Dividends on our Series A Preferred Shares are cumulative and accrue, whether or not declared by our Board of Directors, however, such dividends are payable only when, as, and if declared by our Board of Directors. Dividends on our Series A Preferred Shares, to the extent declared, shall be paid biannually, on each June 30 and December 31, in cash or in kind (in the form of additional Series A Preferred Shares) or in a combination thereof, at our option, accruing at the applicable dividend rate per annum on the stated amount of $1,000 per Series A Preferred Share and on any unpaid accrued dividends. We did not declare or pay dividends on the Series A Preferred Shares during 2024. On June 30, 2025, and December 31, 2025, we issued 2,249 and 1,705 Series A Preferred Shares, respectively, as payment-in-kind for the dividends that had accrued up to such dates.
Our Series B Preferred Shares have no dividend or distribution rights, other than upon our liquidation, dissolution or winding up. Also, if we declare or make any dividend or other distribution of voting securities of a subsidiary which we control to the holders of our Common Shares by way of a spin off or other similar transaction, then, in each such case, each holder of Series B Preferred Shares shall be entitled to receive preferred shares of the subsidiary whose voting securities are so distributed with at least substantially similar rights, preferences, privileges and voting powers, and limitations and restrictions as those of the Series B Preferred Shares.
Please see “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” attached as Exhibit 2.4 to our Annual Report for further information regarding our capital structure, and the rights, including the voting rights, privileges, and preferences of the holders of our shares.

DESCRIPTION OF THE STANDBY EQUITY PURCHASE AGREEMENT
On August 27, 2025 (the “Effective Date”), we entered into the SEPA, pursuant to which Yorkville has committed to purchase up to $20,000,000 of our Common Shares (“Commitment Amount”) at our direction from time to time during the Commitment Period (as defined below), subject to the restrictions and satisfaction of the conditions in the SEPA.
Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”). As of the date of this prospectus, Yorkville has already subscribed for $7,190,547 of the Commitment Amount.
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or (ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, upon the terms and subject to the conditions set forth in the SEPA, we have paid a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half at execution of the SEPA, and the remaining half at the 6-month anniversary of the execution of the SEPA. At each due date, we had the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. We have issued 81,435 Common Shares (including the Commitment Shares) to Yorkville in satisfaction of the Commitment Fee.
The SEPA contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the SEPA were made only for purposes of the SEPA and as of specific dates, were solely for the benefit of the parties to such agreement and are subject to certain important limitations.

Conditions to the Delivery of Advance Notices
Our ability to deliver Advance Notices to Yorkville under the SEPA is subject to the restrictions set forth in the SEPA and the satisfaction of certain conditions set forth in the SEPA, all of which are entirely outside of Yorkville’s control, including, among other things, the following:
•
the Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount (unless otherwise agreed to in writing by the Company and Yorkville), it desires to issue and sell to Yorkville in each Advance Notice, the time it desires to deliver each Advance Notice. The “Maximum Advance Amount” is defined as an amount equal to 100% of the average of the daily trading volume of the Common Shares on the Nasdaq Capital Market during the five consecutive trading days immediately preceding an Advance Notice; and

•	there shall be no mandatory minimum Advances and there shall be no non-usages fee for not utilizing the Commitment Amount or any part thereof.
No Short-Selling by Yorkville
Yorkville has agreed that, during the term of the SEPA, neither Yorkville nor its affiliates will engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) with respect to our Common Shares, except that there is no restriction on selling a number of Common Shares equal to the number of Advance Shares that Yorkville is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or the transfer agent pursuant to the SEPA.
Termination of the SEPA
Unless earlier terminated as provided in the SEPA, the SEPA will terminate automatically on the earliest to occur of: (i) the 36-month anniversary of its Effective Date or (ii) the date on which Yorkville shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.
We have the right to terminate the SEPA effective upon five Trading Days’ prior written notice to Yorkville; provided that (i) there are no outstanding Advance Notices under which Common Shares have yet to be issued and (ii) the Company has paid all amounts owed to Yorkville pursuant to the SEPA. The SEPA may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.
Effect of Performance of the SEPA on our Shareholders
All Common Shares that may be issued or sold by us to Yorkville under the SEPA that are being registered under the Securities Act for resale by Yorkville under this prospectus are expected to be freely tradable. The securities being registered for resale may be issued and sold by us to Yorkville from time to time at our discretion during the Commitment Period. The resale by Yorkville of a significant number of Common Shares registered for resale at any given time, or the perception that these sales may occur, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares, if any, to Yorkville under the SEPA will depend upon market conditions and other factors. We may ultimately decide to sell to Yorkville all, some or none of our Common Shares that may be available for us to sell to Yorkville pursuant to the SEPA.
Depending on market prices of our Common Shares and subject to the Beneficial Ownership Cap and other limitations in the SEPA, we may seek to issue and sell to Yorkville under the SEPA more Common Shares than are offered under this prospectus in order to receive the aggregate gross proceeds equal to the Commitment Amount under the SEPA. If we choose to do so, we must first register for resale under the Securities Act any such additional Common Shares, which could cause additional substantial dilution to our shareholders. The number of Common Shares ultimately offered for resale under this prospectus is dependent upon the number of Advance Shares we direct Yorkville to purchase under the SEPA. We are unable to estimate the actual total amount of proceeds that we may receive under the SEPA, as it will depend on a number of factors, including the frequency and prices at which we issue Common Shares to Yorkville, market conditions and the trading price of our Common Shares, our ability to meet the conditions set forth in the SEPA, and determinations by us as to the appropriate sources of funding for the Company and its operations.
For illustrative purposes the following table shows the estimated total number of Common Shares that we may issue and sell to Yorkville under the SEPA for up to the full Commitment Amount under Pricing Option 1 and Pricing

Option 2, and the estimated total number of Common Shares that would be outstanding under Pricing Option 1 and Pricing Option 2 assuming that all such Common Shares are sold at various purchase prices designated below:

Assumed Average Price Per Share	Number of Common Shares to be Issued to Yorkville(2) (Pricing Option 1)	Total Number of Outstanding Common Shares After Giving Effect to the Sales to Yorkville	Number of Common Shares to be Issued to Yorkville(2) (Pricing Option 2)	Total Number of Outstanding Common Shares After Giving Effect to the Sales to Yorkville
$1.00	13,343,179	16,557,248	13,205,621	16,419,690
$1.37(1)	9,739,547	12,953,616	9,639,139	12,853,208
$2.00	6,671,589	9,885,658	6,602,810	9,816,879
$3.00	4,447,726	7,661,795	4,401,873	7,615,942
$4.00	3,335,794	6,549,863	3,301,405	6,515,474
$5.00	2,668,635	5,882,704	2,641,124	5,855,193

(1)	The average of the high and low price per Common Share on the Nasdaq Capital Market on March 5, 2026.
(2)	Excluding the Previously Sold SEPA Shares and the Commitment Shares
As of the date hereof, we had 3,214,069 Common Shares outstanding, including the Previously Sold SEPA Shares and the Commitment Shares. The total number of outstanding Common Shares excludes up to:
•
8,356,548 Common Shares issuable upon the hypothetical conversion of the Series A Preferred Shares, as of January 20, 2026 using the VWAP for the five-day period ended January 16, 2026 (being the five consecutive trading day period expiring on the trading day immediately prior to the date of delivery of the hypothetical notice of conversion);

•	400 Common Shares issuable upon exercise of the First Representative’s Warrant;
•	2,290 Common Shares issuable upon exercise of the Placement Agent’s Warrant;
•	10 Common Shares issuable upon exercise of the Class A Warrants; and
•
any additional Common Shares that may be sold by us pursuant to (i) the SEPA, (ii) the at the market offering agreement dated February 4, 2026 between us and Maxim Group LLC as our sales agent, relating to Common Shares, or (iii) any other future equity capital raise.

To the extent that additional Common Shares are issued pursuant to the foregoing, investors purchasing Common Shares from Yorkville will experience further dilution. In addition, the Series A Preferred Shares, the First Representative’s Warrant, the Placement Agent’s Warrant and the Class A Warrants contain anti-dilution provisions, which, depending on the nature and price of any equity issuances by us, could increase the number of Common Shares issuable upon the conversion or exercise of such securities. See “Description of Capital Stock.”

SELLING SHAREHOLDER
This prospectus relates to the possible resale from time to time by the Selling Shareholder of up to 9,811,933 Common Shares that have been and may be issued by us to the Selling Shareholder under the SEPA, including the Commitment Shares. For additional information regarding the Common Shares included in this prospectus, see the section titled “Description of the Standby Equity Purchase Agreement” above. We are registering the Common Shares included in this prospectus pursuant to the provisions of the SEPA we entered into with the Selling Shareholder, in order to permit the Selling Shareholder to offer the shares included in this prospectus for resale from time to time.
The following table is prepared based on information provided to us by the Selling Shareholder and reflects holdings as of March 5, 2026. It sets forth the name and address of the Selling Shareholder, the aggregate number of Common Shares that the Selling Shareholder may offer pursuant to this prospectus and the beneficial ownership of the Selling Shareholder both before and after the offering.
The Commission has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of the computation date, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The number of shares in the column “Maximum Number of Common Shares to be Offered Pursuant to this Prospectus” represents all of the Common Shares being offered for resale by the Selling Shareholder under this prospectus. Because the purchase price to be paid by the Selling Shareholder for Common Shares, if any, that we may elect to sell to the Selling Shareholder in one or more Advances from time to time under the SEPA will fluctuate based on the market prices of our Common Shares during the applicable pricing period, the actual number of Common Shares that we may sell to the Selling Shareholder under the SEPA may be fewer than the number of shares being offered for resale under this prospectus. The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares (the “Beneficial Ownership Cap”).
We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such Common Shares. In addition, the Selling Shareholder may sell, transfer or otherwise dispose of, at any time and from time to time, and without our prior consent, the Common Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. See “Plan of Distribution.”

	Number of Common Shares Owned Prior to Offering		Maximum Number of Common Shares to be Offered Pursuant to this Prospectus(4)	Number of Common Shares Owned After Offering(2)
Name of Selling Shareholder	Number	Percentage		Number	Percentage
YA II PN, Ltd.(3)	72,386	2.3%(1)	9,811,933	—	—

(1)	This number represents the Commitment Shares. The percentage is based on 3,214,069 Common Shares outstanding immediately prior to this offering.
(2)
Assumes that Yorkville (i) will sell all of the Common Shares beneficially owned by it that are covered by this prospectus and (ii) does not acquire beneficial ownership of any additional Common Shares. Yorkville may acquire additional Common Shares for an aggregate subscription amount of up to $20,000,000 pursuant to the SEPA, provided that Yorkville shall not acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares. The number of shares that may ultimately be offered for resale by Yorkville is dependent upon the number of shares we may actually issue to Yorkville under the SEPA.

(3)	Investment decisions for YA II PN, Ltd. are made by Mr. Mark Angelo. The business address for YA II PN, Ltd. is 1012 Springfield Avenue, Mountainside, NJ 07092.
(4)
The number of Common Shares that may actually be issued to Yorkville pursuant to the SEPA is not currently known and is subject to satisfaction of certain conditions and other limitations set forth in the SEPA, including the Beneficial Ownership Cap.

DESCRIPTION OF CAPITAL STOCK
Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws were filed as Exhibits 3.1 and 3.2, respectively, to our registration statement on Form F-1 (File No. 333-279394), that was filed with the Commission with an effective date of July 11, 2024. Our Amended and Restated Articles of Incorporation were further amended on March 31, 2025 in connection with the one-for-forty reverse stock split of our Common Shares, and on January 7, 2026 in connection with the one-for-five reverse stock split of our Common Shares. Copies of the Articles of Amendment to the Amended and Restated Articles of Incorporation were filed as Exhibits 3.1 to our Reports on Form 6-K that were filed with the Commission on April 1, 2025 and January 8, 2026. Amendments to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws were approved at our 2026 Annual Meeting of Shareholders held on February 16, 2026 and copies of each are filed as Exhibits 1.1 and 1.2, respectively, to our Annual Report. The information contained in these exhibits is incorporated by reference herein.
A description of the material terms of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws is included in “Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934,” attached as Exhibit 2.4 to our Annual Report incorporated by reference herein. Because this description is a summary, it does not contain all information that you may find useful. For more complete information, you should read our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, copies of which are filed as Exhibits 1.1 and 1.2, respectively, to our Annual Report and are incorporated herein by reference.
Description of Warrants
First Representative’s Warrant
The following description of the characteristics of the First Representative’s Warrant is a summary and does not purport to be complete and is qualified by reference to the copy of the First Representative’s Warrant, which is filed as Exhibit 4.3 hereto and is incorporated herein by reference.
On July 15, 2024, in connection with our initial public offering, we issued to Maxim Group LLC, who acted as sole book-running manager in such offering, a warrant to purchase up to 400 Common Shares, in whole or in parts, at an exercise price of $880 per Common Share, subject to certain anti-dilution adjustments. The First Representative’s Warrant is exercisable on or after January 11, 2025, and expires on July 11, 2027, and does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to its exercise. As of the date hereof, neither the First Representative’s Warrant, nor any part thereof, has been exercised.
If at the time of exercise of the First Representative’s Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, our Common Shares issuable upon such exercise, then the First Representative’s Warrant may only be exercised, in whole or in part, by means of a cashless exercise in which case, the holder shall be entitled to receive a number of our Common Shares equal to the difference between the applicable spot price per Common Share of the Company (as determined in the First Representative’s Warrant) and the exercise price then in effect, multiplied by the number of our Common Shares that would be issuable upon a cash exercise, divided by the applicable spot price per Common Share of the Company (as determined in the First Representative’s Warrant).
Placement Agent’s Warrant
The following description of the characteristics of the Placement Agent’s Warrant is a summary and does not purport to be complete and is qualified by reference to the copy of the Placement Agent’s Warrant, which is filed as Exhibit 4.2 hereto and is incorporated herein by reference.
On January 24, 2025, in connection with our January 2025 Offering, we issued to Maxim Group LLC, who acted as placement agent in such offering, a warrant to purchase up to 2,290 Common Shares, in whole or in parts, at an exercise price of $288.20 per Common Share, subject to certain anti-dilution adjustments. The Placement Agent’s Warrant is exercisable on or after July 24, 2025, and expires on January 23, 2028, and does not entitle its holder to any voting rights, dividends or other rights as a shareholder of the Company prior to its exercise. As of the date hereof, neither the Placement Agent’s Warrant, nor any part thereof, has been exercised.
If at the time of exercise of the Placement Agent’s Warrant there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of, the Common Shares issuable upon such exercise, then the Placement Agent’s Warrant may only be exercised, in whole or in part, by means of a cashless exercise in which case, the holder shall be entitled to receive a number of Common Shares equal to the difference between the applicable spot price per Common Share of the Company (as determined in the Placement Agent’s Warrant) and the exercise price then in effect, multiplied by the number of Common Shares that would be issuable upon a cash exercise, divided by the applicable spot price per Common Share of the Company (as determined in the Placement Agent’s Warrant).
Class A Common Share Purchase Warrants
The following description of the characteristics of the Class A Common Share Purchase Warrants is a summary and does not purport to be complete and is qualified by reference to the copy of the Class A Common Share Purchase Warrants, which is filed as Exhibit 4.1 and is incorporated herein by reference.
The units issued as part of our January 2025 Offering consisted of one Common Share and one Class A Common Share Purchase Warrant. The Class A Common Share Purchase Warrants were immediately exercisable upon issuance, subject to certain beneficial ownership limitations, and expire on January 24, 2028. The Class A Common Share Purchase Warrants also contain certain (i) provisions adjusting the exercise price and number of underlying Common Shares and (ii) mechanisms pursuant to which the holders can exercise each Class A Common Share Purchase Warrant for no additional cash consideration. Based on the combination of these features, the maximum number of underlying Common Shares ranged between 45,802 and 458,015. As of the date hereof, substantially all of the Class A Common Share Purchase Warrants have been exercised via such cashless mechanism and the Company issued 383,976 Common Shares. The remaining Class A Warrants can be exercised for up to 10 Common Shares.
Certain Provisions of Our Governing Documents
Purpose
Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws do not impose any limitations on the ownership rights of our shareholders.
Forum Selection
Our Amended and Restated Articles of Incorporation provide that, (A) unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the High Court of the Republic of Marshall Islands shall be the sole and exclusive forum for any internal corporate claim, intra-corporate claim, or claim governed by the internal affairs doctrine, including (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, and (iii) any action asserting a claim arising pursuant to any provision of the BCA or our articles of incorporation or bylaws and (B) the United States District Court for the Southern District of New York (or, if such court does not have jurisdiction over such claim, any other federal district court of the United States) shall be the sole and exclusive forum for all claims arising under the Securities Act or the Exchange Act, and any rule or regulation promulgated thereunder, to the extent such claims would be subject to federal or state jurisdiction pursuant to the Securities Act or the Exchange Act, as applicable, after giving effect to clause (A) above. Therefore, to the fullest extent permitted by law, we have selected the High Court of the Republic of the Marshall Islands as the exclusive forum for any derivative action alleging a violation of the Securities Act or Exchange Act. The enforceability of similar forum selection provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that in connection with any action a court could find the forum selection provisions contained in our Amended and Restated Articles of Incorporation to be inapplicable or unenforceable in such action. For example, with respect to derivative actions arising under the Exchange Act, there is currently disagreement among federal Courts of Appeals in the United States (a circuit split between the Courts of Appeals for the Seventh and Ninth Circuits) as to whether a forum selection clause which requires that derivative actions be brought in a specified forum other than the federal courts would contravene Section 27 of the Exchange Act under certain circumstances. The circuit split follows a line of cases that analyze the enforceability of forum selection provisions in the context of derivative Securities Act and Exchange Act claims.
Accordingly, the applicability of the provisions of our Amended and Restated Articles of Incorporation selecting a Marshall Islands forum for certain types of claims may be limited with respect to such claims arising under the Securities Act or Exchange Act and, as a result, under certain such circumstances, the effect of our forum selection provisions may be uncertain. It is possible that a court could find our forum selection provisions to be inapplicable or unenforceable for these or other reasons. As a result, we could be required to litigate claims in multiple jurisdictions, incur additional costs, or otherwise not receive the benefits that we expect our forum selection provisions to provide.
Any person or entity holding, owning, or otherwise acquiring any shares of capital stock of us shall be deemed to have notice of and consented to the forum selection provisions in our Amended and Restated Articles of Incorporation. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act and the rules and regulations thereunder and Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Although our forum selection provisions shall not relieve us of our statutory duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders are not deemed to have waived our compliance with these laws, rules, and regulations, as applicable, our forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits with respect to such claims.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Amended and Restated Articles of Incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.
Our Amended and Restated Articles of Incorporation provide that we must indemnify and hold harmless our directors and officers to the fullest extent permitted by the BCA. We are also required to advance certain expenses to our directors and officers incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under the relevant section of our Amended and Restated Articles of Incorporation. We may carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and this insurance are useful to attract and retain qualified directors and officers.
The limitation of liability and indemnification provisions in our Amended and Restated Articles of Incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

MATERIAL INCOME TAX CONSIDERATIONS
The following is a summary of the material U.S. federal income tax and Marshall Islands tax considerations of the purchase, ownership and disposition of our Common Shares as well as the material U.S. federal and Marshall Islands income tax consequences applicable to us and our operations. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our Common Shares treated for U.S. federal income tax purposes as:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is a beneficial owner of our Common Shares that is not a U.S. Holder and is not an entity or arrangement classified as a partnership for U.S. federal income tax purposes. The U.S. federal income tax consequences applicable to Non-U.S. Holders are described below under the heading “—Material United States Federal Income Taxation Consequences of Non-U.S. Holders.”
This discussion does not consider the tax treatment of entities or arrangements classified as partnerships for U.S. federal income tax purposes or of persons that hold our Common Shares through such entities or arrangements. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes is the holder of our Common Shares, the U.S. federal income tax treatment of the persons treated as its partners on their status and the activities of the entity or arrangement. Persons treated as partners in such entities or arrangements holding our Common Shares are urged to consult their own advisors as to the particular U.S. federal income tax consequences applicable to them.
This summary is based on the Code, its legislative history, the Treasury Regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder or beneficial owner of our Common Shares based on such holder or beneficial owner’s individual circumstances. In particular, this discussion considers only holders or beneficial owners that will own and hold our Common Shares as capital assets within the meaning of Section 1221 of the Code and does not address the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:
•	financial institutions or “financial services entities”;
•	broker-dealers;
•	taxpayers who have elected mark-to-market accounting for U.S. federal income tax purposes;
•	tax-exempt entities;
•	S corporations and entities or arrangements classified as partnerships for U.S. federal income tax purposes;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	dealers in securities or currencies;
•	“controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes;
•	certain expatriates or former long-term residents of the United States;

•	individual retirement accounts and other tax-deferred accounts;
•	persons that directly, indirectly or constructively own 10% or more (by vote or value) of our shares;
•	persons required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement”;
•	persons that hold our Common Shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	a person that purchases or sells our Common Shares as part of a wash sale for tax purposes;
•	a corporation liable for tax on its “adjusted financial statement income”; and
•	a “U.S. Holder” whose functional currency for U.S. federal income tax purposes is not the U.S. dollar.
This summary does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S., non-Marshall Islands tax laws.
We have not sought, nor do we intend to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court.
THIS DISCUSSION OF MATERIAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON SHARES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED AS, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. DUE TO THE COMPLEXITY OF TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR COMMON SHARES MAY BE AFFECTED BY FACTORS NOT ADDRESSED HEREIN, EACH HOLDER IS URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S., AND U.S. FEDERAL TAX LAWS.
Material United States Federal Income Tax Considerations
Taxation of Operating Income in General
Unless exempt from U.S. federal income taxation under the rules of Section 883 of the Code (“Section 883”) discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a shipping pool, partnership, strategic alliance, joint operating agreement, vessel sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, constitutes income from sources within the United States, which we refer to as “U.S. source shipping income.”
Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% U.S. source shipping income. We are prohibited by law from engaging in transportation that produces income considered to be 100% U.S. source shipping income.
No shipping income attributable to transportation exclusively between non-U.S. ports will be considered U.S. source shipping income. Our shipping income derived from sources outside the United States will not be subject to any United States federal income tax.
Unless exempt from U.S. federal income tax under Section 883, as described in detail below, our U.S. source shipping income would be subject to a 4% tax imposed without allowance for deductions for any taxable year (the “4% Tax”), as described in “—Taxation in Absence of Exemption” below.

Exemption of Operating Income from United States Federal Income Taxation
Under Section 883 and the Treasury Regulations thereunder, we are exempt from U.S. federal income taxation with respect to our U.S. source shipping income if:
i.
we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883; and

ii.	one of the following statements is true:
○
more than 50% of the value of our stock is owned, directly or indirectly, by “qualified shareholders,” that are persons (i) who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” from tax to corporations organized in the United States, and (ii) we satisfy certain substantiation requirements (the “50% Ownership Test”); or

○
our stock is “primarily” and “regularly” traded on one or more established securities markets in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States (the “Publicly-Traded Test”).

The jurisdictions where we and our ship-owning subsidiaries are incorporated grant “equivalent exemptions” from tax to corporations organized in the United States. Therefore, we are exempt from U. S. federal income tax with respect to our U.S. source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.
50% Ownership Test
Under the Treasury Regulations, a foreign corporation satisfies the 50% Ownership Test for a taxable year if (i) for at least half of the number of days in the taxable year, more than 50% of the value of its stock is owned, directly or constructively through the application of certain attribution rules, by one or more shareholders who are residents of foreign countries that grant “equivalent exemption” to corporations organized in the United States and (ii) the foreign corporation satisfies certain substantiation and reporting requirements with respect to such shareholders.
We believe that we will satisfy the 50% Ownership Test for our 2026 taxable year, and expect to satisfy the substantiation and reporting requirements to claim the benefits of the 50% Ownership Test. Therefore, we intend to take the position that we are exempt from U.S. federal income tax under Section 883 for our 2026 taxable year. However, there can be no assurance that we will continue to satisfy the requirements of the 50% Ownership Test in future taxable years. Furthermore, the substantiation requirements are onerous and, therefore, there can be no assurance that we would be able to satisfy them, even if our share ownership would otherwise satisfy the requirements of the 50% Ownership Test.
Publicly-Traded Test
The Treasury Regulations provide that the stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock used to satisfy the Publicly-Traded Test that is traded during the taxable year on all established securities markets in that country exceeds the number of shares in each such class that is traded during that year on established securities markets in any other single country.
Under the Treasury Regulations, the stock of a foreign corporation is considered “regularly traded” if one or more classes of its stock representing 50% or more of its outstanding shares, by total combined voting power of all classes of stock entitled to vote and by total combined value of all classes of stock, are listed on one or more established securities markets (such as the Nasdaq Capital Market).
The Treasury Regulations further require that with respect to each class of stock relied upon to meet the listing requirement:
i.
such class of stock be traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or one-sixth of the days in a short taxable year (the “Trading Frequency Test”); and

ii.
the aggregate number of shares of such class of stock traded on such market during the taxable year be at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year (the “Trading Volume Test”).

Even if a foreign corporation does not satisfy both tests, the Treasury Regulations provide that the Trading Frequency Test and Trading Volume Test will be deemed satisfied by a class of stock if such class of stock is traded on an established securities market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.
Notwithstanding the foregoing, the Treasury Regulations provide, in pertinent part, that a class of stock will not be considered to be “regularly traded” on an established securities market for any taxable year during which 50% or more of the vote and value of the outstanding shares of such class of stock are owned, actually or constructively under specified attribution rules, on more than half the days during the taxable year by persons who each own, directly or indirectly, 5% or more of the vote and value of such class of outstanding shares.
For purposes of being able to determine the person who actually or constructively own 5% or more of the vote and value of our Common Shares (a “5% Shareholder”), the Treasury Regulations permit us to rely on those persons on Schedule 13G and Schedule 13D filings with the Commission as owning 5% or more of our Common Shares. The Treasury Regulations further provide that an investment company that is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.
We believe that we will not satisfy the Publicly-Traded Test during our 2026 taxable year.
Taxation in Absence of Exemption
If we were not to qualify for the benefits of the Section 883 exemption (and our U.S. source shipping income were not considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below), we would be subject to the 4% Tax. Because under the sourcing rules described above, no more than 50% of our shipping income would be treated as constituting U.S. source shipping income, no more than 50% of our shipping income would be subject to the 4% Tax.
If the benefits of the Section 883 exemption were unavailable to us and our U.S. source shipping income were considered to be “effectively connected” with the conduct of a U.S. trade or business, as described below, any such “effectively connected” U.S. source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax (currently imposed at a rate of 21%). In addition, we might be subject to the 30% “branch profits” tax on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments.
Our U.S. source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:
•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of such income; and
•
substantially all such income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States, or, in the case of income from the leasing of a vessel, is attributable to a fixed place of business in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel operating to or from the United States on a regularly scheduled basis, or earning income from the leasing of a vessel attributable to a fixed place of business in the United States. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S. source shipping income will be “effectively connected” with the conduct of a U.S. trade or business.
United States Taxation of Gain on Sale of a Vessel
Regardless of whether we qualify for the Section 883 exemption, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, passes to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

Material United States Federal Income Taxation Consequences of U.S. Holders
The following is a summary of the material U.S. federal income tax consequences to U.S. Holders of the purchase, ownership, and disposition of our Common Shares.
Taxation of Distributions
Subject to the passive foreign investment company (“PFIC”) rules discussed below, any distributions made by us with respect to our Common Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Common Shares and, thereafter, as capital gain. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.
Dividends paid on Common Shares to a U.S. Holder, who is an individual, trust, or estate (a “Non-Corporate U.S. Holder”) will generally be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at the preferential U.S. federal income tax rates applicable to long-term capital gain provided that our Common Shares are readily tradable on an established securities market in the United States (such as the Nasdaq Capital Market on which our Common Shares are listed), we are not a PFIC, for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been, or will be), and certain other conditions are met.
There is no assurance that any dividends paid on our Common Shares will be eligible for these preferential rates in the hands of a Non-Corporate U.S. Holder. If we were to be a PFIC, as discussed below, for any taxable year, dividends paid on our Common Shares in such year or in the following year would not be qualified dividend income. Any dividends paid by us on our Common Shares that are not eligible for these preferential rates would be taxed as ordinary income to the Non-Corporate U.S. Holder.
Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or, in certain circumstances, fair market value of) in a Common Share or dividends received within a one-year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in a Common Share. If we pay an “extraordinary dividend” on our Common Shares that is treated as “qualified dividend income,” then any loss derived by a Non-Corporate U.S. Holder from the sale or exchange of such Common Shares will be treated as long-term capital loss to the extent of such dividend.
Sale, Exchange or other Disposition of Common Shares
Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Common Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the Common Shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
Passive Foreign Investment Company Rules
Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation that is a PFIC for U.S. federal income tax purposes. In general, a foreign corporation will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held our Common Shares, either:
•
at least 75% of the corporation’s gross income (including the gross income of certain subsidiaries) for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•
at least 50% of the average value of the assets held by the corporation (including the assets of certain subsidiaries) during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether a foreign corporation is a PFIC, it will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiaries that have made special U.S. tax elections to be disregarded as separate entities as well as any of its subsidiary corporations in which it owns at least 25% by value. Income earned, or deemed earned, by a foreign corporation in connection with the performance of services should not constitute passive income. By contrast, rental income, which includes bareboat hire, would generally constitute “passive income” unless the foreign corporation is treated under specific rules as deriving its rental income in the active conduct of a trade or business.
Based on our existing operations and future projections, we do not expect to be a PFIC for our 2026 taxable year or any future taxable year. Although there is no legal authority directly on point, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular the vessels, we or our subsidiaries own that are subject to time charters, should not constitute passive assets for purposes of determining our classification as a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. In the absence of any legal authority specifically relating to, we cannot assure that the IRS or a court will accept our position. In addition, although we intend to conduct our affairs to avoid, to the extent reasonably possible, being classified as a PFIC with respect to any taxable year, we cannot assure that the nature of our operations will not change in the future.
As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes a timely “qualified electing fund” or “QEF” election or a timely “mark-to-market” election with respect to the Common Shares. In addition, if we were to be treated as a PFIC, the U.S. Holder would be required to file IRS Form 8621 with the IRS annually with respect to such U.S. Holder’s Common Shares.
Taxation of U.S. Holders Making a Timely QEF Election
If a U.S. Holder (an “Electing Holder”) makes a timely QEF Election, such Electing Holder must report for U.S. federal income tax purposes its pro rata share of our ordinary earnings and net capital gain, if any, for each of our taxable year that ends with or within the taxable year of the Electing Holder for which we are a PFIC, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder’s adjusted tax basis in the Common Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis (but not below zero) of the Electing Holder in the Common Shares and will not be taxed again once distributed. The Electing Holder would generally recognize capital gain or loss on the sale, exchange, or other disposition of the Common Shares. The U.S. Holder would make a QEF Election by filing a properly completed IRS Form 8621 with its U.S. federal income tax return. After the end of each taxable year, we will analyze whether we were a PFIC for such taxable year. If we determine or otherwise become aware that we are a PFIC for any taxable year, we will use commercially reasonable efforts to provide each U.S. Holder with all necessary information, including a PFIC Annual Information Statement, in order to enable such holder to make the QEF Election for such taxable year. It should be noted that we may not be able to provide such information if we did not become aware of our status as a PFIC in a timely manner.
Taxation of U.S. Holders Making a “Mark-to-Market” Election
Alternatively, if we were to be treated as a PFIC for any taxable year and, as we anticipate, our Common Shares are treated as “marketable stock,” a U.S. Holder of our Common Shares would be allowed to make a “mark-to-market” election with respect to our Common Shares by filing a properly completed IRS Form 8621 with its U.S. federal income tax return for such taxable year. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year that we are classified as a PFIC the excess, if any, of the fair market value of the Common Shares at the end of each taxable year over such U.S. Holder’s adjusted tax basis in the Common Shares. The U.S. Holder would also be permitted an ordinary loss for each such taxable year in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the Common Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in our Common Shares would be adjusted to reflect any such income or loss amount. In any taxable year in which we are classified as a PFIC, gain realized on the sale, exchange, or other disposition of the Common Shares would be treated as ordinary income, and any loss realized on the sale, exchange, or other disposition of the Common Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income of the U.S. Holder.
Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election
If we were to be classified as a PFIC for any taxable year, a U.S. Holder that does not make a timely QEF Election or a “mark-to-market” election for that year would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions that exceeds 125% of the average annual distributions over the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Common Shares), and (2) any gain realized on the sale, exchange, or other disposition of our Common Shares. Under these special rules:
•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our Common Shares;
•	the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and
•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

3.8% Medicare Tax on Net Investment Income
Non-Corporate U.S. Holders are subject to an additional 3.8% Medicare tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust. A U.S. Holder’s net investment income will generally include its gross dividend income and its net gains from the disposition of the Common Shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust (which, in 2026, is $16,000). The 3.8% Medicare tax is determined in a different manner than the regular U.S. federal income tax. Special considerations apply to U.S. Holders that have made a QEF election. Non-Corporate U.S. Holders are urged to consult their tax advisors regarding the applicability of the 3.8% Medicare tax in respect of their investment in our Common Shares.
Material United States Federal Income Taxation Consequences of Non-U.S. Holders
Dividends paid to a Non-U.S. Holder with respect to our Common Shares generally should not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such Non-U.S. Holder maintains in the United States).
In addition, a Non-U.S. Holder generally should not be subject to U.S. federal income tax with respect to any gain attributable to a sale or other disposition of our Common Shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met.
Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally should be subject to tax in the same manner as if the Non-U.S. Holder were a U.S. Holder. If the Non-U.S. Holder is a corporation for U.S. federal income tax purposes, such dividends and gain may be subject to an additional branch profits tax at a 30% rate (or a lower tax rate under an applicable income tax treaty).
Backup Withholding and Information Reporting
In general, a U.S. Holder will be subject to information reporting for U.S. federal income tax purposes on distributions made on our Common Shares within the United States and to the proceeds from sales and other dispositions of our Common Shares to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.
In addition, backup withholding of U.S. federal income tax (currently at a rate of 24%) generally should apply to distributions paid on our Common Shares to a U.S. Holder and the proceeds from sales and other dispositions of our Common Shares by a U.S. Holder, who:
•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that it has failed to report all interest or dividends required to be shown on his U.S. federal income tax return; or
•	in certain circumstances, fails to comply with the applicable certification requirements.
A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS.
In addition, individuals who are U.S. Holders (and to the extent specified in the applicable Treasury Regulations, certain individuals who are Non-U.S. Holders and certain U.S. entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with the IRS with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by the applicable Treasury Regulations). Specified foreign financial assets would include, among other assets, our Common Shares, unless the Common Shares are held through an account maintained with a U.S. financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in the applicable Treasury Regulations, an individual Non-U.S. Holder or a U.S. entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. The U.S. Holders (including U.S. entities) and Non-U.S. Holders are encouraged to consult their own tax advisors regarding their reporting obligations under this legislation.
The U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.
Material Marshall Islands Tax Considerations
The following represents the opinion of our Marshall Islands counsel, Stephenson Harwood LLP, and is a summary of the material Marshall Islands tax consequences of the ownership and disposition of our Common Shares.
We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are a non-resident Marshall Islands corporation pursuant to the BCA and we are not doing business in the Republic of the Marshall Islands. As such, we are not subject to tax on income or capital gains, no Marshall Islands withholding tax will be imposed upon payment of dividends by us to our shareholders, and holders of our Common Shares that are not residents of or domiciled or carrying on any commercial activity in the Republic of the Marshall Islands will not be subject to Marshall Islands tax on the sale or other disposition of our Common Shares.

PLAN OF DISTRIBUTION
The Common Shares offered by this prospectus are being offered by Yorkville. The Common Shares may be sold or distributed from time to time by Yorkville directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Shares offered by this prospectus could be effected in one or more of the following methods:
•	ordinary brokers’ transactions
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for our Common Shares;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.
In order to comply with the securities laws of certain states, if applicable, the Common Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Common Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.
Yorkville is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.
Yorkville has informed us that it intends to use one or more registered broker-dealers to effectuate the sales of our Common Shares that it has subscribed for and may in the future subscribe for from us pursuant to the SEPA. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Such registered broker-dealer may, in some circumstances (or instance if such registered broker-dealer’s involvement is not limited to receiving commission not in excess of the usual and customary distributors’ or sellers’ commissions), be considered to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act.
Brokers, dealers, underwriters or agents participating in the distribution of the Common Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the Common Shares sold by Yorkville through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of Common Shares sold by Yorkville may be less than or in excess of customary commissions. Neither we nor Yorkville can presently estimate the amount of compensation that any agent will receive from any purchasers of Common Shares sold by Yorkville.
Registrar and Transfer Agent
The registrar and transfer agent for our Common Shares is Computershare Trust Company N.A.
Listing
Our Common Shares are listed on the Nasdaq Capital Market under the symbol “ICON.”
Selling Restrictions
Other than in the United States, no action has been taken by us or the Selling Shareholder that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (ASIC), in relation to the offering.
This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act) and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the securities may only be made to persons (the Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.
The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Brazil. The offer of securities described in this prospectus will not be carried out by means that would constitute a public offering in Brazil under Law No. 6,385, of December 7, 1976, as amended, under the CVM Rule (Instrução) No. 400, of December 29, 2003. The offer and sale of the securities have not been and will not be registered with the Comissão de Valores Móbilearios in Brazil. The securities have not been offered or sold, and will not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.
Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the placement agent is not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.
Cayman Islands. No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us or any placement agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase any securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Hong Kong. The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice. Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.
Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the shares is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.
The People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.
Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss

Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of securities.
Taiwan. The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.
United Kingdom. This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of our Common Shares in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to our Common Shares in, from or otherwise involving the United Kingdom.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES
We are a Marshall Islands corporation and our principal executive office is located outside of the United States in Athens, Greece.
Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, our subsidiaries or to realize against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Pursuant to the BCA, the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960, as our registered agent, shall accept service of process on our behalf in any such action. Further, in certain circumstances delineated therein the Attorney General of the Republic of the Marshall Islands may be deemed an agent of the Company upon whom any process or notice or demand required or permitted by law to be served may be served upon.
In addition, the Republic of the Marshall Islands have adopted (i) the Uniform Foreign Money-Judgments Recognition Act (“UFMJRA”) and (ii) the Enforcement of Judgments Act (“EJA”). The UFMJRA and EJA are two separate statutes with different purposes. The UFMJRA deals with “recognition” of a foreign judgment. The EJA deals with “enforcement” of a judgment which includes a foreign judgment once recognized by the URFMJA. These statutes allow subject to the requirements imposed therein, for a foreign judgment to be recognized and enforced in the Republic of the Marshall Islands. That said, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us, or our directors, or officers, judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.
EXPENSES RELATING TO THIS OFFERING
Set forth below is an itemization of the total expenses expected to be incurred in connection with the offer and sale of our Common Shares. Except for the SEC registration fee, all amounts are estimates. The Selling Shareholder will not bear any portion of such expenses.

SEC registration fee	$1,856
Accounting fees and expenses	18,000
Legal fees and expenses	50,000
Printing expenses	10,000
Total(1)	$79,856

(1)
The amounts above do not include any of the expenses relating to the offering of the Previously Sold SEPA Shares, which have been registered for resale pursuant to a previously filed registration statement on Form F-1 (File No. 333-290206), which was declared effective by the Commission on September 22, 2025.

LEGAL MATTERS
We are being represented by O’Melveny & Myers LLP with respect to certain legal matters as to United States federal securities law. Stephenson Harwood LLP will pass upon the validity of the securities being registered hereby and certain other matters governed by Marshall Islands law.
EXPERTS
The consolidated financial statements of Icon Energy Corp. appearing in Icon Energy Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2025, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Ernst & Young (Hellas) Certified Auditors Accountants S.A. is located at 8B Chimarras Street, 151 25, Maroussi, Athens, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified Auditors Accountants (“SOEL”), Greece with registration number 107.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the Commission a registration statement on Form F-1 under the Securities Act, including relevant exhibits and schedules, under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement on Form F-1 means the original registration statement on Form F-1 and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement on Form F-1 is qualified by reference to that exhibit for a complete statement of its provisions. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the securities offered hereby.
We are required to file reports, including annual reports on Form 20-F, and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.icon-nrg.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the Commission. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.
As a foreign private issuer, we will be exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE
The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.
We hereby incorporate by reference the documents listed below that have been previously filed with the Commission:
•	our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Commission on February 24, 2026;
•	our Reports on Form 6-K, filed with the Commission on January 8, 2026, January 22, 2026, February 4, 2026, February 18, 2026; and
•
the description of Marshall Islands Company Considerations contained in Exhibit 2.4 to our Annual Report on Form 20-F for the year ended December 31, 2025, filed with the Commission on February 24, 2026, including any amendment or report filed with the Commission for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Icon Energy Corp.
17th km National Road
Athens-Lamia & Foinikos Str.
14564, Nea Kifissia
Athens, Greece
Attention: Secretary
+30 211 88 81 300
The information on our website is not incorporated by reference into this prospectus. These filings are also available on the Commission’s Electronic Data Gathering and Retrieval System at www.sec.gov. You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor the Selling Shareholder has authorized anyone else to provide you with different information. Neither we nor the Selling Shareholder is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

PART II
Item 6.	Indemnification of Directors and Officers.
I.	Sections 6.2 and 6.3 of Article VI of the amended and restated articles of incorporation of Icon Energy Corp. (the “Corporation”) provides as follows:
1.
Any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Marshall Islands Business Corporations Act (the “BCA”). If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended. The Corporation shall pay in advance expenses a director or officer incurred while defending a civil or criminal proceeding, provided that the director or officer will repay the amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that he or she is not entitled to indemnification under Section 6.2 of the amended and restated articles of incorporation. Any repeal or modification of Article VI of the amended and restated articles of incorporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation thereunder existing immediately prior the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

2.
The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of the amended and restated articles of incorporation.

II.	Section 60 of the Business Corporations Act of the Republic of the Marshall Islands provides as follows:
1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

III.	Indemnification Agreements:
The Corporation has entered, and expects to continue to enter, into agreements to indemnify its directors, executive officers and other employees as determined by the Corporation’s board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Corporation believes that the provisions in its amended and restated articles of incorporation and indemnification agreements described above are necessary to attract and retain talented and experienced officers and directors.
Item 7.	Recent Sales of Unregistered Securities.
On August 27, 2025 (the “Effective Date”), we entered into the standby equity purchase agreement (the “SEPA”) with YA II PN, Ltd., a Cayman Islands exempt limited company (“Yorkville”). Pursuant to the SEPA, subject to the terms and conditions set forth therein, we have the right, but not the obligation, to issue (each such issuance, an “Advance”) to Yorkville, and Yorkville has the obligation to subscribe for Common Shares for an aggregate subscription amount of up to $20,000,000 (the “Commitment Amount”), at any time from the Effective Date of the SEPA until August 27, 2028, unless earlier terminated pursuant to the SEPA (the “Commitment Period”), by delivering written notice to Yorkville (each, an “Advance Notice”).
Under each Advance, the Common Shares to be issued to Yorkville from time to time under the SEPA (the “Advance Shares”) will be issued at one of two pricing options, at our election. Under the first option (“Pricing Option 1”), we will sell the Common Shares to Yorkville at 96% of the Market Price (as defined below) for any period commencing upon receipt by the Company of written confirmation of receipt of such Advance Notice by Yorkville, and which confirmation shall specify the commencement time, and ending on 4:00 p.m. New York City time on the applicable date of the Advance Notice (the “Option 1 Pricing Period”). If the total number of Common Shares traded on the Nasdaq Capital Market during the Option 1 Pricing Period is less than the Volume Threshold, the number of Advance Shares will be reduced to the greater of (i) 30% of the trading volume during the respective pricing period, or

(ii) the number of Common Shares sold by Yorkville during the pricing period. “Volume Threshold” is defined as the amount of the Advance in Common Shares divided by 30%. Under the second option (“Pricing Option 2”), we will sell the Common Shares to Yorkville at 97% of the Market Price for any three consecutive trading days commencing on the date of the Advance Notice, if it is received by 9:30 a.m. Eastern Time, or the immediately following trading day if received after 9:30 a.m. Eastern Time (the “Option 2 Pricing Period”). “Market Price” is defined as, for any Option 1 Pricing Period, the average volume weighted average price (“VWAP”) of the Common Shares on the Nasdaq Capital Market during the Option 1 Pricing Period, and for any Option 2 Pricing Period, the lowest daily VWAP of the Common Shares on the Nasdaq Capital Market during the Option 2 Pricing Period.
The SEPA does not require Yorkville to subscribe for or acquire any Common Shares under the SEPA if those Common Shares, when aggregated with all other Common Shares beneficially owned by Yorkville and its affiliates, would result in Yorkville and its affiliates (on an aggregated basis) beneficially owning more than 4.99% of the then outstanding voting power or number of Common Shares.
We will have the right to require Yorkville to subscribe for any Common Shares pursuant to the SEPA as long as we have an effective registration statement in place for the resale of the Common Shares to be issued by the Company to Yorkville under each Advance, and subject to the satisfaction of the other conditions set forth in the SEPA.
We may not have access to the full Commitment Amount available under the SEPA due to, among other things, the reasons noted above.
Pursuant to the SEPA, we have paid to Yorkville a structuring and due diligence fee in the amount of $25,000. In addition, in consideration for Yorkville’s irrevocable commitment to subscribe for Common Shares at our direction, upon the terms and subject to the conditions set forth in the SEPA, we have paid a commitment fee equal to 1% of the Commitment Amount of the SEPA (the “Commitment Fee”), as follows: half at execution of the SEPA, and the remaining half at the 6-month anniversary of the execution of the SEPA. At each due date, we had the option, at our discretion, to pay all or a portion of the Commitment Fee then due by the issuance of such number of Common Shares that is equal to the applicable portion of the Commitment Fee divided by the average of the daily VWAPs of the Common Shares on the Nasdaq Capital Market during the three trading days immediately prior to the applicable due date. We have issued 81,435 Common Shares (including the Commitment Shares) to Yorkville in satisfaction of the Commitment Fee.
As of the date hereof, we have sold 2,062,393 Common Shares to Yorkville pursuant to Advances under the SEPA for aggregate gross proceeds of $7.2 million, and 81,435 Common Shares (including the Commitment Shares) in lieu of cash for the payment of the Commitment Fee.
The Common Shares that have been or may be issued under the SEPA, including the Previously Sold SEPA Shares and the Commitment Shares, have been offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended, in reliance on the exemption afforded under Section 4(a)(2) thereof.

Item 8.	Exhibits and Financial Statement Schedules.
(a)	The following exhibits are included in this registration statement on Form F-1:
Exhibit Index

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation(1)
3.2	Amended and Restated Bylaws(1)
3.3	Second Amended and Restated Statement of Designations of the Rights, Preferences and Privileges of the Series A Cumulative Convertible Perpetual Preferred Shares(2)
3.4	Statement of Designations of the Rights, Preferences and Privileges of the Series B Perpetual Preferred Shares(2)
3.5	Statement of Designations of the Rights, Preferences and Privileges of the Series C Participating Preferred Shares(3)
4.1	Form of Class A Common Share Purchase Warrant(4)
4.2	Placement Agent’s Warrant(4)
4.3	First Representative’s Warrant(3)
5.1	Opinion of Stephenson Harwood LLP, as to the legality of the securities being registered*
10.1	Shareholders’ Rights Agreement between Icon Energy Corp. and Computershare Trust Company, N.A., dated July 11, 2024(3)
10.2	Form of Management Agreement between Pavimar Shipping Co. and each of the Company’s shipowning subsidiaries(3)
10.3	Amended and Restated Executive Services Agreement between Icon Energy Corp. and Pavimar Shipping Co., dated April 1, 2024(2)
10.4	Term Loan Facility Agreement, dated September 16, 2024(3)
10.5	Exchange Agreement between Icon Energy Corp. and Atlantis Holding Corp., dated June 11, 2024(2)
10.6	Standby Equity Purchase Agreement, dated August 27, 2025(5)
10.7	Bareboat Agreement for M/V Charlie(1)
10.8	At The Marketing Offering Agreement, dated February 4, 2026(6)
21.1	List of Subsidiaries*
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Stephenson Harwood LLP (included in Exhibit 5.1 hereto)*
24.1	Power of Attorney*
107	Filing Fee Table*

*	Filed herewith.
(1)	Incorporated by reference to the Company’s Form 20-F filed on February 24, 2026.
(2)	Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-279394).
(3)	Incorporated by reference to the Company’s Registration Statement on Form F-1 (File No. 333-284370).
(4)	Incorporated by reference to the Company’s Form 6-K filed on January 28, 2025.
(5)	Incorporated by reference to the Company’s Form 6-K filed on August 29, 2025.
(6)	Incorporated by reference to the Company’s Form 6-K filed on February 4, 2026.
Item 9.	Undertakings
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the

Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and such offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece on the 6th day of March, 2026.

ICON ENERGY CORP.

By:	/s/ Ismini Panagiotidi
	Name:	Ismini Panagiotidi
	Title:	Chief Executive Office (Principal Executive Officer)

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis Psachos, with full power to act alone, his or her true lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary to be done, as fully for all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on March 6, 2026.

/s/ Ismini Pangiotidi	Chief Executive Officer (Principal Executive Officer) and Chairwoman of the Board
Ismini Panagiotidi

/s/ Dennis Psachos	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Dennis Psachos

/s/ Spiros Vellas	Director
Spiros Vellas

/s/ Evangelos Macris	Director
Evangelos Macris

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on March 6, 2026.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Authorized Representative in the United States